WILLSCOT MOBILE MINI REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Milestones Achieved and Portfolio Streamlined with Idiosyncratic Initiatives Supporting Over $1B Adjusted EBITDA in 2023 Outlook

PHOENIX (February 21, 2023) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible space and storage solutions, today announced fourth quarter and full year 2022 results and provided an update on operations and the current market environment, including the following highlights:

Q4 2022
•Consistent strong performance from continuing operations resulted in fourth quarter revenue increasing 28% to $591 million, income from continuing operations increasing 59% to $99 million, and Adjusted EBITDA increasing 43% to $268 million.
◦Including results from discontinued operations of the UK Storage segment, Q4 2022 net income was $86 million and Adjusted EBITDA was $280 million.
•Q4 2022 Adjusted EBITDA Margin from continuing operations of 45.4% expanded 480 basis points year-over-year.
•Generated $200 million of Cash From Operations and $123 million of Free Cash Flow in the quarter, up 36% and 139% year-over-year, respectively, with Free Cash Flow Margin of 20% in the quarter and 14% for the year.
•Closed four acquisitions of regional and local storage and modular companies in Q4 2022 with 13 total acquisitions representing $221 million of capital deployed in 2022 and consistent pipeline expected in 2023.
•Returned $233 million to shareholders by repurchasing 5.3 million shares of Common Stock during the quarter, reducing economic share count by 8.2% over the last twelve months as of December 31, 20221. As of December 31, 2022, we have no warrants outstanding.

Full Year 2022
•FY 2022 revenue increased 28% to $2,143 million, income from continuing operations increased 141% to $276 million, and Adjusted EBITDA increased 36% to $884 million. These results exclude our prior Tank and Pump and UK Storage segments, which were divested on September 30, 2022 and January 31, 2023, respectively, and are reported as discontinued operations in all periods.
◦FY 2022 net income including both of the divested Tank and Pump and UK Storage segments was $340 million and Adjusted EBITDA was $970 million.
•FY 2022 Adjusted EBITDA Margin from continuing operations of 41.3% expanded 250 basis points year-over-year.
•Reduced leverage to 3.3x Net Debt to Adjusted EBITDA including results from discontinued operations from divested UK Storage segment for FY 2022. Leverage dropped to 3.1x Net Debt to Adjusted EBITDA pro forma for the UK divestiture on January 31, 2023.
•Issued FY 2023 Adjusted EBITDA outlook range of $1,000 million to $1,050 million, representing 13% to 19% growth in our continuing operations versus 2022.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini, commented, "Based on the trajectory on which we exited 2022, we will achieve our $1 billion Adjusted EBITDA milestone in 2023. Notably, the early accomplishment of this milestone, which we established a little over one year ago at our Investor Day, is based exclusively on the consistent outperformance of our continuing operations. In 2022, our team achieved several important milestones as we increased Value Added Products ("VAPS") penetration, drove modular and storage volumes, optimized rates across our business, expanded logistics margins, and acquired and integrated 13 companies. We invested in human and operational capital to strengthen our industry-leading value proposition. Free Cash Flow accelerated to over $120 million in the fourth quarter at a 20% margin. And with the divestiture of the Tank and Pump segment in September 2022 and the UK Storage segment in January 2023, we completed our transition into the pure play undisputed leading provider of innovative modular space and storage solutions in North America."

Soultz continued, "Our outstanding 2022 results and streamlined focus set the stage for an exciting 2023. Our strategy is unchanged: safely and frugally grow lease revenue by driving units on rent, rate optimization, and VAPS to delight our customers, support our employees, and deliver outstanding returns to our shareholders. Our in-flight initiatives are within our control and support all of the long-term milestones to which we committed just over a year ago at our Investor Day. This month, we went live in our combined customer relationship management ("CRM") system, which will enhance cross selling and sales productivity. We are progressing the deployment of VAPS across our storage fleet with both our basic and premium offerings. We expect enhanced margins and reduced capex, setting up a strong year for Free Cash Flow growth. And we will continue our disciplined programmatic tuck-in strategy at a consistent cadence to deliver ever-increasing value to our customers."

Soultz concluded, "Our team is laser focused and ready to execute on our idiosyncratic portfolio of growth levers to drive return on invested capital and further compound Free Cash Flow in 2023 and beyond."

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2022	2021	2022	2021
Revenue	$590,554	$460,885	$2,142,623	$1,672,980
Income from continuing operations	$99,018	$62,412	$276,341	$114,895
Adjusted EBITDA[2]	$268,090	$186,892	$883,874	$649,604
Adjusted EBITDA Margin (%)[2]	45.4%	40.6%	41.3%	38.8%
Net cash provided by operating activities	$200,420	$147,847	$744,658	$539,902
Free Cash Flow[2,5]	$122,906	$51,318	$330,334	$303,027
Fully Diluted Shares Outstanding	213,872,403	229,965,703	221,399,162	232,793,902
Free Cash Flow Margin (%)[2,5]	20.0%	9.9%	14.1%	16.0%
Return on Invested Capital[2]	19.0%	13.7%	15.4%	11.7%

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA by Segment (in thousands)[2]	2022	2021	2022	2021
Modular	$156,607	$115,263	$529,109	$423,004
Storage	111,483	71,629	354,765	226,600
Consolidated Adjusted EBITDA	$268,090	$186,892	$883,874	$649,604

Fourth Quarter 2022 Results2
Tim Boswell, President and Chief Financial Officer of WillScot Mobile Mini, commented, "We are executing across all five key value drivers and we believe we are on track to achieve all key financial targets that we discussed at our Investor Day. Value Added Products revenue was up over 30% for the year in 2022 with exciting new product and penetration opportunities that support approximately $500 million of future growth. Pricing strength continued, with modular unit average monthly rate up 18% and portable storage unit average monthly rate up 35% year-over-year in Q4, which we believe gives us visibility into an additional $200 million of growth as our portfolio churns. Unit on rent volumes were up across both segments, driven by our organic and inorganic market penetration strategies. Margins on our logistics services were up over 800 basis points for the year. And we are prosecuting a disciplined acquisition strategy, realizing tangible cost and revenue synergies. Execution across these growth levers drove strong financial performance from continuing operations during the quarter, with revenues of $591 million up 28%, Adjusted EBITDA of $268 million up 43%, Adjusted EBITDA Margin of 45.4% up 480 basis points, and Free Cash Flow of $123 million up 139%."

Boswell continued, "While executing at a very high level, we divested two segments, culminating with the closing of the UK Storage segment sale on January 31, 2023. The capital from the divestiture was used to repay debt in January and we will redeploy it over time consistent with our capital allocation framework. Upon completion of the divestiture, our leverage ratio dropped to approximately 3.1x, which is the lowest level in the last 10 years. And with over $1 billion of availability in our ABL, we are effectively unconstrained from a capital allocation standpoint."

Boswell concluded regarding the outlook, "We finished 2022 with $884 million of Adjusted EBITDA from continuing operations. For reference, comparable results including the UK Storage segment for all of 2022 would have been $933 million of Adjusted EBITDA, relative to our Q3 guidance range of $910 million to $930 million, so we saw continued outperformance in our Modular and Storage segments in the fourth quarter. Looking ahead, our 2023 outlook for over $1 billion of Adjusted EBITDA is supported by growth initiatives that are within our control. We are highly confident in the progression of our VAPS and pricing KPIs, continued margin expansion, Free Cash Flow growth, and acquisitions irrespective of market conditions. We expect capital expenditures will be down approximately 7% year-over-year at the midpoint of our guidance, driving very strong Free Cash Flow growth. 2023 is positioned to be another tremendous year for WillScot Mobile Mini, and I am excited by opportunities to continue our growth beyond that horizon while creating outstanding returns for our shareholders."

Consolidated Q4 2022 Results From Continuing Operations
•Revenue of $590.6 million increased by 28.1% year-over-year due to organic revenue growth levers in the business and due to the impact of acquisitions. We estimate that recent acquisitions completed over the past four quarters contributed approximately $16.7 million to total revenues in the quarter.
•Adjusted EBITDA of $268.1 million increased by 43.4% year-over-year and Consolidated Adjusted EBITDA margin of 45.4% increased by 480 basis points year-over-year due to strong pricing and volume trends and a 540 basis point expansion of delivery and installation margins.
•Including results from discontinued operations, Adjusted EBITDA was $280.1 million.
Modular Solutions Segment
•Revenue of $369.1 million increased by 19.2% year-over-year.
◦Average modular space monthly rental rate increased $154 year-over-year, or 17.8%, to $1,020.
◦Average modular space units on rent increased 3,224 units year-over-year, or 3.8%, to 87,552.
◦VAPS average monthly rate, a component of average modular space monthly rental rate above, increased $48 year-over-year, or 20%, to $289. For delivered units over the last 12 months, VAPS average monthly rate increased $54 year-over-year, or 14%, to $447.
•Adjusted EBITDA of $156.6 million increased by 35.8% year-over-year and Adjusted EBITDA Margin of 42.4% expanded by 520 basis points.
Storage Solutions Segment
•Revenue of $221.5 million increased by 46.3% year-over-year.
◦Average portable storage monthly rental rate increased $57 year-over-year, or 35.0%, to $220.
◦Average portable storage units on rent increased by 26,576 units year-over-year, or 16.8%, to 184,631.
•Adjusted EBITDA of $111.5 million increased by 55.7% year-over-year and Adjusted EBITDA Margin of 50.3% expanded by 300 basis points.
UK Storage Segment (Discontinued Operations)
•Completed divestiture of UK Storage segment effective January 31, 2023. Earnings from the UK Storage segment are reported as discontinued operations in the fourth quarter of 2022 and all prior periods. Proceeds from the sale of $410 million were used in Q1 2023 to reduce the outstanding balance on our asset backed revolving credit facility.

Full Year 2022 Results2
Key drivers of our 2022 financial performance included:
•Total revenues from continuing operations increased by $469.6 million, or 28.1%, attributable to organic revenue growth levers in the business and due to the impact of acquisitions. Leasing revenue increased $369.2 million, or 29.5%, delivery and installation revenue increased $108.0 million, or 33.6%, rental unit sales decreased $0.9 million, or 1.8%, and new unit sales revenue decreased $6.7 million, or 14.2%. We estimate that recent acquisitions completed in 2022 contributed approximately $38.0 million to total revenues for the year ended December 31, 2022.
~~•~~Generated income from continuing operations of $276.3 million for the year ended December 31, 2022, representing an increase of $161.4 million versus the year ended December 31, 2021. Net Income including income from discontinued operations was $339.5 million for the year ended December 31, 2022, representing an increase of $179.4 million versus the year ended December 31, 2021.
~~•~~Generated Adjusted EBITDA from continuing operations of $883.9 million for the year ended December 31, 2022, representing an increase of $234.3 million, or 36.1%, as compared to 2021. This increase was driven primarily by increased leasing gross profits and delivery and installation gross profits.
◦Including results from discontinued operations for the nine months ended September 30, 2022 from the divested Tank and Pump segment and the results for the year ended December 31, 2022 from the divested UK Storage segment, Adjusted EBITDA was $969.6 million, representing an increase of $229.2 million, or 31.0% versus the year ended December 31, 2021.
•Generated Free Cash Flow of $330.3 million for the year ended December 31, 2022, representing an increase of $27.3 million or 9.0% as compared to 2021 while funding substantial growth investments in rental equipment. The referenced Free Cash Flow along with additional net borrowings under the ABL Facility were deployed to:
◦Acquire 13 smaller storage and modular portfolios for $220.6 million.

◦Repurchase $757 million of our warrants and common stock, reducing outstanding Common Stock and equivalents by 19,854,424 million shares, representing an 8.2% reduction of our economic share count.
◦Reduce our Net Debt to Adjusted EBITDA ratio to 3.3x including results from discontinued operations from the divested UK Storage segment for FY 2022 as of December 31, 2022. As of January 31, 2023, upon receipt of proceeds from the UK Storage divestiture, our Net Debt to Adjusted EBITDA ratio was approximately 3.1x.

Capitalization and Liquidity Update2
As of December 31, 2022:
•Repurchased 5.3 million shares of Common Stock for $233 million in the fourth quarter 2022, contributing to an 8.2% reduction in our economic share count over the last twelve months.
•On November 29, 2022, our 2018 warrants expired. During the year leading up to the expiration, 4,011,665 warrants were exercised on a cashless basis and we issued 2,590,940 shares of Common Stock. As of December 31, 2022, we have no warrants outstanding and 207,951,682 shares of Common Stock outstanding, inclusive of the warrant exercise and repurchase activity in the quarter.
•Maintained over $1.0 billion of excess availability under the asset backed revolving credit facility; a flexible covenant structure and accelerating Free Cash Flow provide ample liquidity to fund multiple capital allocation priorities.
•As of December 31, 2022 and incorporating the $750 million floating-to-fixed interest rate swap that we executed in January 2023, weighted average interest rate is approximately 5.5% and annual cash interest expense based on the current debt structure and benchmark rates is approximately $171 million.
•No debt maturities prior to 2025.
•Reduced leverage to 3.3x last twelve months Adjusted EBITDA for FY 2022 of $933 million, including the results from discontinued operations from the divested UK Storage segment. This leverage ratio is within our target range of 3.0x to 3.5x and was achieved while supporting strong organic demand, executing 13 tuck-in transactions during the year, and repurchasing shares. As of January 31, 2023, upon receipt of proceeds from the UK Storage divestiture, Net Debt to Adjusted EBITDA was approximately 3.1x.

2023 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2022 Results Excluding T&P and UK	2023 Outlook
Revenue	$2,143	$2,325 - $2,475
Adjusted EBITDA[2,3]	$884	$1,000 - $1,050
Net CAPEX[3,4]	$367	$300 - $380
1 - Assumes common shares outstanding plus treasury stock method from warrants outstanding as of December 31, 2022 versus December 31, 2021 and the closing stock price of $45.17 on December 30, 2022.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, reported revenue is adjusted to include results from discontinued operations to calculate Free Cash Flow Margin.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Income From Continuing Operations Excluding Gain/Loss from Warrants, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 25%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Adjusted Gross Profit is defined as gross profit plus depreciation of rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Income From Continuing Operations Excluding Gain/Loss from Warrants is defined as income from continuing operations plus or minus the change in the fair value of the common stock warrant liability. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment is defined as Net Debt divided by Adjusted EBITDA including discontinued operations for the UK Storage Solutions segment. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that Adjusted Gross Profit and Adjusted Gross Profit Percentage are useful to investors because they allow investors to assess gross profit excluding non-cash expenses, which provides useful information regarding our results of operations and assists in analyzing the underlying performance of our business. The Company believes that Income from Continuing Operations Excluding Gain/Loss from Warrants is useful to investors because it removes the impact of stock market volatility from our operational results. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its fourth quarter 2022 results and 2023 outlook at 10 a.m. Eastern Time on Wednesday, February 22, 2023. To access the live call by phone, use the following link: https://register.vevent.com/register/BI8f94abaee57f4f2ea09de369cf8b804a. You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Fourth Quarter 2022 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot Mobile Mini
WillScot Mobile Mini trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible workspace and portable storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 240 branch locations and additional drop lots throughout the United States, Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2022), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscotmobilemini.com	jake.saylor@willscot.com

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations

	Unaudited
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Leasing and services revenue:
Leasing	$455,903	$348,022	$1,621,690	$1,252,490
Delivery and installation	105,756	86,367	429,152	321,129
Sales revenue:
New units	15,016	13,823	40,338	46,993
Rental units	13,879	12,673	51,443	52,368
Total revenues	590,554	460,885	2,142,623	1,672,980
Costs:
Costs of leasing and services:
Leasing	100,703	73,169	376,868	282,576
Delivery and installation	77,775	68,207	322,636	267,533
Costs of sales:
New units	9,136	8,829	24,011	31,348
Rental units	6,691	6,751	26,907	28,030
Depreciation of rental equipment	67,926	57,054	256,719	218,790
Gross profit	328,323	246,875	1,135,482	844,703
Expenses:
Selling, general and administrative	139,028	127,473	567,214	464,278
Transaction costs	(10)	228	25	1,375
Other depreciation and amortization	16,410	14,901	62,380	61,777
Lease impairment expense and other related charges	—	560	254	2,888
Restructuring costs	—	(90)	(86)	11,866
Currency losses, net	762	341	886	427
Other expense (income), net	925	1,566	(6,673)	1,715
Operating income	171,208	101,896	511,482	300,377
Interest expense	44,546	29,191	146,278	116,358
Fair value loss on common stock warrant liabilities	—	—	—	26,597
Loss on extinguishment of debt	—	—	—	5,999
Income from continuing operations before income tax	126,662	72,705	365,204	151,423
Income tax expense from continuing operations	27,644	10,293	88,863	36,528
Income from continuing operations	99,018	62,412	276,341	114,895
Discontinued operations:
Income from discontinued operations before income tax	10,256	15,111	63,468	58,267
Income tax expense from discontinued operations	24,281	3,300	35,725	13,018
Gain on sale of discontinued operations	1,407	—	35,456	—
Income from discontinued operations	(12,618)	11,811	63,199	45,249
Net income	$86,400	$74,223	$339,540	$160,144

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.46	$0.28	$1.27	$0.51
Diluted	$0.46	$0.27	$1.25	$0.49
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$(0.05)	$0.05	$0.30	$0.20
Diluted	$(0.06)	$0.05	$0.28	$0.20
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$0.41	$0.33	$1.57	$0.71
Diluted	$0.40	$0.32	$1.53	$0.69
Weighted average shares:
Basic	209,373,239	223,436,603	216,808,577	226,518,931
Diluted	213,872,403	229,965,703	221,399,162	232,793,902

Unaudited Segment Operating Data

Comparison of Three Months Ended December 31, 2022 and 2021

	Three Months Ended December 31, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$369,093	$221,461	$590,554
Gross profit	$172,720	$155,602	$328,322
Adjusted EBITDA	$156,607	$111,483	$268,090
Capex for rental equipment	$57,968	$22,598	$80,566
Average modular space units on rent	87,552	18,083	105,635
Average modular space utilization rate	67.3%	71.8%	68.0%
Average modular space monthly rental rate	$1,020	$799	$982
Average portable storage units on rent	569	184,631	185,200
Average portable storage utilization rate	65.7%	89.2%	89.1%
Average portable storage monthly rental rate	$227	$220	$220

	Three Months Ended December 31, 2021
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$309,522	$151,363	$460,885
Gross profit	$139,453	$107,422	$246,875
Adjusted EBITDA	$115,263	$71,629	$186,892
Capex for rental equipment	$67,207	$21,261	$88,468
Average modular space units on rent	84,328	18,006	102,334
Average modular space utilization rate	67.5%	78.8%	69.3%
Average modular space monthly rental rate	$866	$617	$822
Average portable storage units on rent	552	158,055	158,607
Average portable storage utilization rate	62.7%	88.1%	88.0%
Average portable storage monthly rental rate	$228	$163	$164

Comparison of Year Ended December 31, 2022 and 2021

	Year Ended December 31, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$1,391,813	$750,810	$2,142,623
Gross profit	$612,311	$523,171	$1,135,483
Adjusted EBITDA	$529,109	$354,765	$883,874
Capex for rental equipment	$279,079	$118,297	$397,376
Average modular space units on rent	86,620	18,188	104,808
Average modular space utilization rate	67.4%	74.0%	68.5%
Average modular space monthly rental rate	$957	$705	$913
Average portable storage units on rent	516	169,049	169,565
Average portable storage utilization rate	58.7%	86.9%	86.8%
Average portable storage monthly rental rate	$208	$192	$192

	Year Ended December 31, 2021
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$1,164,179	$508,801	$1,672,980
Gross profit	$496,445	$348,258	$844,703
Adjusted EBITDA	$423,004	$226,600	$649,604
Capex for rental equipment	$187,495	$45,426	$232,921
Average modular space units on rent	84,524	16,780	101,304
Average modular space utilization rate	67.6%	78.5%	69.2%
Average modular space monthly rental rate	$809	$582	$772
Average portable storage units on rent	7,312	128,463	135,775
Average portable storage utilization rate	68.8%	80.9%	80.1%
Average portable storage monthly rental rate	$131	$155	$154

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$7,390	$6,393
Trade receivables, net of allowance for credit losses at December 31, 2022 and December 31, 2021 of $57,048 and $45,773, respectively	409,766	351,285
Inventories	41,030	29,795
Prepaid expenses and other current assets	31,635	34,935
Assets held for sale - current	31,220	60,632
Total current assets	521,041	483,040
Rental equipment, net	3,077,287	2,777,800
Property, plant and equipment, net	304,659	258,176
Operating lease assets	219,405	218,752
Goodwill	1,011,429	1,013,601
Intangible assets, net	419,125	442,875
Other non-current assets	6,683	8,138
Assets held for sale - non-current	268,022	571,217
Total long-term assets	5,306,610	5,290,559
Total assets	$5,827,651	$5,773,599
Liabilities and equity
Accounts payable	$108,071	$102,563
Accrued expenses	110,820	107,188
Accrued employee benefits	56,340	49,832
Deferred revenue and customer deposits	203,793	152,343
Operating lease liabilities - current	50,499	48,399
Current portion of long-term debt	13,324	11,968
Liabilities held for sale - current	19,095	45,352
Total current liabilities	561,942	517,645
Long-term debt	3,063,042	2,671,831
Deferred tax liabilities	401,453	305,674
Operating lease liabilities - non-current	169,618	169,729
Other non-current liabilities	18,537	15,737
Liabilities held for sale - non-current	47,759	96,220
Long-term liabilities	3,700,409	3,259,191
Total liabilities	4,262,351	3,776,836
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at December 31, 2022 and 2021	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 207,951,682 and 223,939,527 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	21	22
Additional paid-in-capital	2,886,951	3,616,902
Accumulated other comprehensive loss	(70,122)	(29,071)
Accumulated deficit	(1,251,550)	(1,591,090)
Total shareholders' equity	1,565,300	1,996,763
Total liabilities and shareholders' equity	$5,827,651	$5,773,599

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted for certain items not related to our core business operations, including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, transaction costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses.
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations and Adjusted EBITDA including discontinued operations:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Income from continuing operations	$99,018	$62,412	$276,341	$114,895
Income tax expense from continuing operations	27,644	10,293	88,863	36,528
Income from continuing operations before income tax	126,662	72,705	365,204	151,423
Loss on extinguishment of debt	—	—	—	5,999
Interest expense	44,546	29,191	146,278	116,358
Fair value loss on common stock warrant liabilities	—	—	—	26,597
Depreciation and amortization	84,337	71,956	319,099	280,567
Currency losses, net	762	341	886	427
Restructuring costs, lease impairment expense and other related charges	—	470	168	14,754
Transaction costs	(10)	228	25	1,375
Integration costs	2,302	5,204	15,484	28,410
Stock compensation expense	7,101	4,455	29,613	18,728
Other	2,390	2,342	7,117	4,966
Adjusted EBITDA from continuing operations	268,090	186,892	883,874	649,604
Adjusted EBITDA from discontinued operations	11,989	24,272	85,750	90,789
Adjusted EBITDA including discontinued operations	$280,079	$211,164	$969,624	$740,393

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Adjusted EBITDA from continuing operations	$268,090	$186,892	$883,874	$649,604
Adjusted EBITDA from discontinued operations for the UK Storage Solutions segment	11,989	12,392	48,734	49,039
Adjusted EBITDA including discontinued operations for the UK Storage Solutions segment	$280,079	$199,284	$932,608	$698,643

The following table presents unaudited reconciliations of Income from discontinued operations to Adjusted EBITDA from discontinued operations for the three and twelve months ended December 31, 2022 and 2021, respectively.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
(Loss) income from discontinued operations	$(12,618)	$11,811	$63,199	$45,249
Gain on sale of discontinued operations	1,407	—	35,456	—
Income tax expense from discontinued operations	24,281	3,300	35,725	13,018
Income from discontinued operations before income tax and gain on sale	10,256	15,111	63,468	58,267
Interest expense	158	419	1,301	1,629
Depreciation and amortization	1,799	9,798	24,408	35,000
Currency losses, net	15	11	138	121
Restructuring costs, lease impairment expense and other related charges	—	—	—	2
Integration costs	—	9	—	14
Stock compensation expense	80	54	215	261
Other	(319)	(1,130)	(3,780)	(4,505)
Adjusted EBITDA from discontinued operations	$11,989	$24,272	$85,750	$90,789
The following table presents reconciliations of Income from discontinued operations before income tax to Adjusted EBITDA from discontinued operations for the UK Storage Solutions segment for the three and twelve months ended December 31, 2022 and 2021, respectively.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Income from discontinued operations	$(18,678)	$7,821	$4,098	$30,616
Income tax expense from discontinued operations	28,934	1,635	34,882	7,741
Income from discontinued operations before income tax and gain on sale	10,256	9,456	38,980	38,357
Interest expense	158	224	789	850
Depreciation and amortization	1,799	3,106	10,160	11,315
Currency losses, net	15	11	138	121
Restructuring costs, lease impairment expense and other related charges	—	—	—	—
Integration costs	—	—	—	—
Stock compensation expense	80	7	197	39
Other	(319)	(412)	(1,530)	(1,643)
Adjusted EBITDA from discontinued operations for the UK Storage Solutions segment	$11,989	$12,392	$48,734	$49,039

Income From Continuing Operations Excluding Gain/Loss from Warrants
We define Income from Continuing Operations Excluding Gain/Loss from Warrants as income from continuing operations plus or minus the impact of the change in the fair value of the common stock warrant liability. Management believes that the presentation of our financial statements excluding the impact of the mark-to-market adjustment provides useful information regarding our results of operations and assists in the review of our actual operating performance. The following table provides unaudited reconciliations of Income from Continuing Operations to Income from Continuing Operations Excluding Gain/Loss from Warrants:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Income from Continuing Operations	$99,018	$62,412	$276,341	$114,895
Fair value loss on common stock warrant liabilities	—	—	—	26,597
Income from Continuing Operations Excluding Gain/Loss from Warrants	$99,018	$62,412	$276,341	$141,492

Adjusted EBITDA Margin
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Adjusted EBITDA from continuing operations (A)	$268,090	$186,892	$883,874	$649,604
Revenue (B)	$590,554	$460,885	$2,142,623	$1,672,980
Adjusted EBITDA Margin from Continuing Operations (A/B)	45.4%	40.6%	41.3%	38.8%
Income from continuing operations (C)	$99,018	$62,412	$276,341	$114,895
Income from Continuing Operations Margin (C/B)	16.8%	13.5%	12.9%	6.9%

Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment
Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment is defined as Net Debt divided by Adjusted EBITDA including discontinued operations for the UK Storage Solutions segment. We define Net Debt as total debt from continuing operations and total debt from discontinued operations included in liabilities held for sale net of total cash and cash equivalents from continuing operations and total cash and cash equivalents from discontinued operations included in assets held for sale. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment provides useful information to investors regarding the performance of our business. The following table provides an unaudited reconciliation of Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment:

Year Ended December 31,
(in thousands)	2022
Long-term debt	$3,063,042
Current portion of long-term debt	13,324
Long-term debt from discontinued operations	6,278
Total debt	$3,082,644
Cash and cash equivalents of continuing operations	7,390
Cash and cash equivalents from discontinued operations included in assets held for sale	10,384
Net debt (A)	$3,064,870

Adjusted EBITDA from continuing operations	$883,874
Adjusted EBITDA from discontinued operations for the UK Storage Solutions segment	48,734
Adjusted EBITDA including discontinued operations for the UK Storage Solutions segment (B)	$932,608
Net Debt to Adjusted EBITDA ratio, including results from discontinued operations from the UK Storage Solutions segment (A/B)	3.3

Free Cash Flow and Free Cash Flow Margin
Free Cash Flow is a non-GAAP measure. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow as presented includes activity from the divested Tank and Pump segment through September 30, 2022 and the divested UK Storage segment through December 31, 2022.
The following table provides unaudited reconciliations of Free Cash Flow and Free Cash Flow Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$200,420	$147,847	$744,658	$539,902
Purchase of rental equipment and refurbishments	(82,673)	(100,307)	(443,138)	(278,498)
Proceeds from sale of rental equipment	18,440	13,176	70,703	55,210
Purchase of property, plant and equipment	(13,411)	(9,662)	(43,664)	(30,498)
Proceeds from the sale of property, plant and equipment	130	264	1,775	16,911
Free Cash Flow (A)	$122,906	$51,318	$330,334	$303,027

Revenue from continuing operations (B)	$590,554	$460,885	$2,142,623	$1,672,980
Revenue from discontinued operations	24,938	57,037	201,565	221,917
Total Revenue including discontinued operations (C)	$615,492	$517,922	$2,344,188	$1,894,897
Free Cash Flow Margin (A/C)	20.0%	9.9%	14.1%	16.0%

Net cash provided by operating activities (D)	$200,420	$147,847	$744,658	$539,902
Net cash provided by operating activities margin (D/B)	33.9%	32.1%	34.8%	32.3%

Adjusted Gross Profit and Adjusted Gross Profit Percentage
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Adjusted Gross Profit Percentage are not measurements of our financial performance under GAAP and should not be considered as alternatives to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information regarding our results of operations and assists in analyzing the underlying performance of our business.
The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Revenue (A)	$590,554	$460,885	$2,142,623	$1,672,980

Gross profit (B)	$328,323	$246,875	$1,135,482	$844,703
Depreciation of rental equipment	67,926	57,054	256,719	218,790
Adjusted Gross Profit (C)	$396,249	$303,929	$1,392,201	$1,063,493

Gross Profit Percentage (B/A)	55.6%	53.6%	53.0%	50.5%
Adjusted Gross Profit Percentage (C/A)	67.1%	65.9%	65.0%	63.6%

Net CAPEX
Net Capital Expenditures ("Net CAPEX") is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. Net CAPEX as presented includes expenditures for the divested Tank and Pump segment through September 30, 2022 and the divested UK Storage segment through December 31, 2022.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Total purchases of rental equipment and refurbishments	$(82,673)	$(100,307)	$(443,138)	(278,498)
Total proceeds from sale of rental equipment	18,440	13,176	70,703	55,210
Net CAPEX for Rental Equipment	(64,233)	(87,131)	(372,435)	(223,288)
Purchase of property, plant and equipment	(13,411)	(9,662)	(43,664)	(30,498)
Proceeds from sale of property, plant and equipment	130	264	1,775	16,911
Net CAPEX including discontinued operations	$(77,514)	$(96,529)	$(414,324)	$(236,875)
UK Storage Solutions Net CAPEX	$(2,848)	$(5,413)	$(25,724)	$(27,760)
Tank and Pump Net CAPEX	$—	$(6,602)	$(21,438)	$(17,622)
Net CAPEX from continuing operations	$(74,666)	$(84,514)	$(367,162)	$(191,493)

Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 25%. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities. Denominator is calculated as a four quarter average for year-to-date metrics and two quarter average for quarterly metrics.
The following table provides unaudited reconciliations of Return on Invested Capital. Average Invested Capital and Adjusted EBITDA related to our prior Tank and Pump Division has been excluded prospectively from July 1, 2022 only and prior periods have not been adjusted.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Total Assets	$5,827,651	$5,773,599	$5,827,651	$5,773,599
Goodwill	(1,011,429)	(1,178,806)	(1,011,429)	(1,178,806)
Intangible assets, net	(419,125)	(460,678)	(419,125)	(460,678)
Total Liabilities	(4,262,351)	(3,776,836)	(4,262,351)	(3,776,836)
Long Term Debt	3,063,042	2,694,319	3,063,042	2,694,319
Net Assets excluding interest bearing debt and goodwill and intangibles	$3,197,788	$3,051,598	$3,197,788	$3,051,598
Average Invested Capital (A)	$3,159,427	$2,980,452	$3,133,946	$2,893,471

Adjusted EBITDA	$280,035	$211,165	$956,532	$740,393
Depreciation	(79,887)	(75,104)	(314,531)	(288,300)
Adjusted EBITA (B)	$200,148	$136,061	$642,001	$452,093

Statutory Tax Rate (C)	25%	25%	25%	25%
Estimated Tax (B*C)	$50,037	$34,015	$160,500	$113,023
Adjusted earnings before interest and amortization (D)	$150,111	$102,046	$481,501	$339,070
ROIC (D/A), annualized	19.0%	13.7%	15.4%	11.7%

Operating income (E)	$180,097	$117,426	$563,779	$360,273
Total Assets (F)	$5,818,958	$5,708,890	$5,849,619	$5,617,715
Operating income / Total Assets (E/F), annualized	12.4%	8.2%	9.6%	6.4%